International Game Technology


                        INTERNATIONAL GAME TECHNOLOGY TO
                      ACQUIRE SODAK GAMING FOR $230 MILLION

FOR IMMEDIATE RELEASE                    CONTACT:    Maureen Imus
March 11, 1999                                       IGT
                                         TELEPHONE:  (775) 448-0127
                                         CONTACT:    Darren Brandt
                                                     Sodak Gaming, Inc.
                                         TELEPHONE:  (917) 359-0990

     (Reno, Nev.) International Game Technology (NYSE "IGT") and Sodak Gaming, Inc. (NASDAQ "SODK"), announced today that they have signed a definitive agreement for IGT to acquire Sodak, a distributor of casino gaming products and software systems to Native American casinos and gaming operators in the United States.

     A wholly-owned subsidiary of International Game Technology will merge with Sodak for $10 per share in cash, totaling approximately $230 million. The transaction is subject to certain conditions, including regulatory approvals, Sodak shareholder approval and IGT obtaining the financing required to fund the acquisition. In addition, it is expected that Sodak will divest itself of its wholly-owned Miss Marquette Iowa riverboat, and its 50% joint venture interest to develop a gaming riverboat in Louisiana in order to satisfy a condition of closing. The holders of a majority of the common stock of Sodak have agreed to vote in favor of the merger. The transaction is expected to close in the second half of calendar 1999.

     Sodak will operate as an independent subsidiary of IGT and remain headquartered in Rapid City, South Dakota. Following the merger, Roland Gentner has agreed to continue to serve as President and Chief Executive Officer of Sodak for at least one year.

     Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: This news release is forward looking and represents IGT's and Sodak's expectations or beliefs concerning future events. IGT and Sodak caution that the forward-looking statements in this release involve risks and uncertainties and are qualified by important factors which could affect the planned acquisition including, without limitation, failure to obtain regulatory approval or the required financing, changes in general economic conditions and changes in the assumptions used in making such forward-looking statements. Other factors which could affect IGT and Sodak are discussed in greater detail in each company's periodic filings with the Securities and Exchange Commission.

     IGT is a world leader in the design, development and manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal.